Exhibit 5.1
[Partridge Snow & Hahn LLP Letterhead]

Alexandra W. Pezzello
(401) 861-8219
apzezzello@psh.com

September 8, 2023
Washington Trust Bancorp, Inc.
23 Broad Street
Westerly, Rhode Island 02891
Re: Registration Statement on form S-3

Ladies and Gentlemen:

We have acted as special counsel to Washington Trust Bancorp, Inc., a Rhode Island corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to $150,000,000 of any combination of (i) common stock, par value $0.0625 per share (the “Common Stock”), of the Company, (ii) preferred stock, par value $0.01 per share (the “Preferred Stock”), (iii) senior and subordinated debt securities of the Company (the “Debt Securities”), (iv) warrants to purchase Common Stock or Debt Securities (the “Warrants”), and (v) units representing a combination of any of the foregoing (the “Units”). The Common Stock, Preferred Stock, Debt Securities, Warrants and Units are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Common Stock, Preferred Stock, Warrants and Units) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have not been involved in the preparation of the Registration Statement. We have been retained solely for the purposes of rendering certain opinions pursuant to Rhode Island law.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company as we have deemed appropriate to give the opinions set forth below. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the laws of the State of Rhode Island (without giving effect to choice of law principles).

For purposes of the opinion set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after (i) a duly authorized and properly adopted resolution designating the class or series (if applicable) and the applicable voting powers, rights, preferences and relative participating, optional or other special right of the Preferred Stock, the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock and Preferred Stock together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including, without limitation, any Unit), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock and Preferred Stock, respectively, under the Company’s articles of incorporation as then in effect (the “Charter”).

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

•with respect to any of the Securities, (a) the designation of the applicable voting powers, rights, preferences and relative participating, optional or other special rights of the Preferred Stock. (b) the authorization by the Company of the amount, terms and issuance of the Securities proposed to be issued (the “Authorization”) and (c) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration (which, in the case of shares of Common Stock and Preferred Stock, is not less than the respective par value of such shares) to be paid therefor in accordance with the Authorization;

•with respect to Debt Securities, (a) the authorization, execution and delivery of the indenture or a supplemental indenture relating to such Debt Securities by the Company and the trustee thereunder and/or (b) the establishment of the terms of such Debt Securities by the Company in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the applicable indenture or supplemental indenture and applicable law; and

•with respect to Warrants or Units, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued and (b) the establishment of the terms of such Securities, and the execution and delivery of such Securities, in conformity with any applicable agreement under which such Securities are to be issued and applicable law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.Upon the Future Authorization and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2.Upon the Future Authorization and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3.Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

4.Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

5.Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise the Company of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Registration Statement or the Securities.

This opinion is being furnished to you for your submission to the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use and the name of our firm therein in the section entitled “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

PARTRIDGE SNOW & HAHN LLP

By: /s/ Alexandra W. Pezzello
Alexandra W. Pezzello, Partner